Exhibit 10.8
September 26, 2025
Kal Iyer
Sent via email
Dear Kal:
This letter agreement amends and restates the offer letter dated May 19, 2018 (the “Prior Agreement”) between you and Wealthfront Corporation (the “Company”), effective as of September 26, 2025. You will continue to work in the role of Vice President of Engineering, reporting to the Company’s Chief Executive Officer. The terms of your offer and the benefits currently provided by the Company are as follows:
1.    Salary. Your position will be an exempt position, and you will receive a salary of $446,000 per year (less withholding and applicable deductions), paid semi-monthly in accordance with the Company’s normal payroll practices. Your salary will be subject to review and adjustment from time to time by the Company.
2.    Equity Awards. You were previously granted equity awards under the Company’s 2008 Equity Incentive Plan and/or the Company’s 2017 Equity Incentive Plan (each a “Plan” and together, the “Plans”). Nothing in this letter agreement will amend or affect the terms of such equity awards, which will remain subject to the applicable Plan and to the equity agreements entered into between you and the Company under such Plan.
3.    Benefits. You will continue to be eligible to participate in health insurance, bonus, and other employee benefit plans established by the Company for its employees from time to time. Except as expressly provided herein, the Company reserves the right to change or otherwise modify, in its sole discretion, the terms of employment, as well as any of the terms set forth herein, at any time in the future.
4.    Termination Benefits. You will be eligible to receive change in control and severance payments and benefits under the Change in Control and Severance Agreement between you and the Company, dated September 26, 2025, attached to this offer letter as Exhibit A (the “Severance Agreement”), subject to such Severance Agreement becoming and remaining effective pursuant to its terms.
5.    Confidentiality. As an employee of the Company, you have had, and will continue to have, access to certain confidential information of the Company and you may develop, or may have developed, during the course of your employment, certain information or inventions that will be, or are, the property of the Company. You previously signed the Company’s Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”), which is attached as Exhibit B. By signing this letter agreement, you hereby reconfirm your agreement to the Confidentiality Agreement and acknowledge that you will continue to be bound by it in connection with, and as a condition of, your employment with the Company. As a reminder, we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or other third party or to violate any other obligations you may have to any former employer or other third party. During the period that you render services to the Company, you agree to devote your best efforts to the interest of the Company on a full-time professional basis and agree not to engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company. By signing this letter agreement, you reaffirm that your employment with the Company does not and will not violate any agreement currently in place between yourself and any third party. Notwithstanding anything in this letter agreement to the contrary, you may engage in charitable activities and community affairs.

6.    At-Will Employment. You will continue to be an at-will employee of the Company. This means the employment or other relationship can be terminated by either of us for any reason, at any time, with or without prior notice, and with or without cause. You should regard any statements or representations to the contrary (and any statements contradicting any provision in this letter) as ineffective. Further, your participation in any equity incentive, bonus, or benefit program is not to be regarded as assuring you of continuing employment or service for any particular period of time. In the event that you resign from the Company, we request that you give us at least four weeks’ notice. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and an authorized officer of the Company (other than you) and approved by the Board.
7.    General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures, including, but not limited to, the Company’s Code of Ethics, Code of Business Conduct, Insider Trading Policy, and other applicable corporate policies. You acknowledge that all Company employees must provide fingerprints for submission to FINRA and processing by the FBI in accordance with federal regulations, and that you previously consented to provide your fingerprints for submission to FINRA for such purpose. You further acknowledge and understand that your continued employment is conditioned on (i) you providing consent for the resubmission of your fingerprints as contemplated above to the extent such resubmission may be required by applicable law or regulation; (ii) you maintaining any professional licenses or certifications that are required for your position, as determined and communicated by the Company; and (iii) providing documentary evidence of your identity and eligibility for employment in the United States within three (3) business days of any request by the Company. The Company is an equal opportunity employer.
8.    Arbitration and Class and Collective Action Waiver. To the fullest extent permitted by law, you and the Company (each a “party” and collectively, the “parties”) agree to submit to mandatory binding arbitration, pursuant to and governed by the Federal Arbitration Act (the “FAA”), any and all claims that (a) you may have against the Company and its directors, officers, owners, employees, agents, successors and assigns, and (b) the Company may have against you, arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock, stock options, RSUs or other ownership interest in the Company, discrimination, harassment and/or retaliation based upon any federal, state or local ordinance, statute, regulation or constitutional provision, and individual claims under the California Private Attorneys General Act (California Labor Code Section 2698, et seq.) (“PAGA”) (collectively, “Arbitrable Claims”).  Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration, court or any other forum.  All claims must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.
Notwithstanding the foregoing, nothing in this arbitration provision restricts: (i) your right under the FAA to elect to pursue claims for sexual harassment and/or sexual assault in court, on an individual, class action or collective action basis; (ii) your right, if any, to file in court a non-individual, representative action under PAGA, if you have standing to pursue such an action and it is permitted under applicable law; (iii) your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor, and before state agencies in connection with claims for workers’ compensation, unemployment and/or disability insurance benefits); or (iv) a party’s right to seek injunctive or other provisional relief in court, where permitted by applicable law, including, but not limited to, in connection with the improper use, disclosure, or misappropriation of a party’s private, proprietary, confidential and/or trade secret information.
SUBJECT TO THE ABOVE, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.  THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.
The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect, provided however, that the FAA, including its procedural provisions for compelling arbitration, shall govern and apply to this arbitration provision.  The JAMS rules may be found at https://www.jamsadr.com/rules-employment.  If you are unable to access these rules, please let us know and we will provide you with a hard copy.  Unless the parties agree otherwise, the arbitration hearing shall take place in the JAMS office in San Jose, California.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  This arbitration provision is governed by and will be construed in accordance with the FAA, and it shall only apply to claims that are subject to mandatory binding arbitration under applicable law.  If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature and remain fully enforceable.
9.    Governing Law. This letter agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to California’s choice of law rules.
10.    Entire Agreement. This letter agreement, together with agreements and policies referred to herein (including the Confidentiality Agreement and the Severance Agreement), forms the complete and exclusive statement of your employment agreement with the Company. Such documents supersede all prior offers, negotiations, understandings, agreements, and promises, whether oral or written, between you the Company relating to such subject matter, including the Prior Agreement. You acknowledge that neither the Company nor its agents have made any promise, representation, or warranty whatsoever, either express or implied, written or oral, that is not contained in this letter agreement, for the purpose of inducing you to execute this letter agreement, and you acknowledge that you have executed this letter agreement in reliance only upon such promises, representations, and warranties as are contained herein. No waiver of any term of this letter agreement constitutes a waiver of any other term of this letter agreement.
11.    Severability. In the event that a court or other trier of fact invalidates one or more terms of this letter agreement, all the other terms of this letter agreement shall remain valid and enforceable.
12.    Acceptance. If you decide to accept our offer of continued employment, please sign the enclosed copy of this letter in the space indicated and return it to us. Your signature will acknowledge that you have read, understood, and agreed to the terms and conditions of this offer letter and the attached documents, if any. Please note that this offer remains subject to rescission upon written or verbal notice by the Company.
[SIGNATURE PAGE FOLLOWS]

Very truly yours,

WEALTHFRONT CORPORATION

/s/ David Fortunato
By: David Fortunato, Chief Executive Officer

ACCEPTED AND AGREED:

Kal Iyer

/s/ Kal Iyer
Signature

September 26, 2025
Date
[SIGNATURE PAGE TO AMENDED AND RESTATED OFFER LETTER]

EXHIBIT A

WEALTHFRONT CORPORATION
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is entered into by and between [_________] (the “Executive”) and Wealthfront Corporation., a Delaware corporation (the “Company”)1, on [_________], 2025, and is effective on the date on which the Company’s registration statement on Form S-1 in connection with its initial public offering of common stock is declared effective by the Securities and Exchange Commission (the “Effective Date”).
1.    Term of Agreement.
Except to the extent renewed as set forth in this Section 1, this Agreement shall terminate on the earlier of the third (3rd) anniversary of the Effective Date (the “Expiration Date”) or the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or a CIC Qualifying Termination; provided however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of:
(a)    The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination, or
(b)    The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company due to a Qualifying Termination or CIC Qualifying Termination.
This Agreement shall renew automatically and continue in effect for additional three (3)-year periods measured from the initial Expiration Date and each subsequent Expiration Date, unless the Company provides the Executive with notice of non-renewal at least three (3) months prior to the applicable initial or renewal Expiration Date . For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 or Section 3 below, the Company’s non-renewal of this Agreement shall not constitute a Qualifying Termination or CIC Qualifying Termination, as applicable.
2.    Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 4, 9, and 10 below, the Executive will be entitled to the following benefits:
(a)    Severance Benefits. The Company shall pay the Executive (i) twelve (12) months of Executive’s monthly base salary at the rate in effect at the time of the Separation and (ii) 100% of Executive’s then-current target discretionary bonus opportunity for the current year at the rate in effect at the time of the Separation. The Executive will receive the severance payment in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made on the first regular payroll date occurring after the sixtieth (60th) day following the Separation, but in no event later than March 15th of the calendar year immediately following the calendar year in which the date of the Separation occurs.
(b)    Continued Employee Benefits. If the Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall reimburse the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued
1 Any reference to the Company will be understood to include any direct or indirect subsidiary of the Company that employs the Executive.

coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the same period that the Executive is entitled to severance benefits pursuant to Section 2(a) following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided that if the Company determines that it cannot provide reimbursement of COBRA coverage on behalf of the Executive without violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide to the Executive in lieu thereof a taxable lump sum payment for the balance of the COBRA period.
(c)    Equity Awards. Each of the Executive’s then-outstanding unvested Equity Awards, excluding any Equity Awards that would otherwise vest upon satisfaction of performance metrics or other factors other than the continuation of the Executive’s employment with the Company (such excluded awards, the “Performance Awards,” with Equity Awards other than Performance Awards being referred to hereinafter as “Time-Based Awards”), shall accelerate and become vested and, if applicable, exercisable with respect to a number of shares subject to such Time-Based Awards equal to the lesser of (x) all remaining unvested shares subject to the Time-Based Awards and (y) that number of Time-Based Awards equal to twelve (12) months of additional vesting of the unvested shares subject to such Time-Based Awards. Any Performance Awards will be subject to the treatment on a Qualifying Termination set forth in the applicable grant agreement for such Performance Awards (if any). Subject to Section 4, the accelerated vesting described above shall be effective as of the date of Separation.
3.    CIC Qualifying Termination. If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 4, 9, and 10 below, the Executive will be entitled to the following benefits:
(a)    Severance Payments. The Company or its successor shall pay the Executive (i) [CEO: [twenty-four (24)] [Other Executives: twelve (12)] months of Executive’s monthly base salary at the rate in effect immediately prior to the actions that result in a CIC Qualifying Termination and (ii) an amount equal to 100% of Executive’s then-current target discretionary bonus opportunity for the current year at the rate in effect at the time of the Separation. Such payment shall be paid in a cash lump sum payment in accordance with the Company’s standard payroll procedures, which payment will be made on the first regular payroll date occurring after the sixtieth (60th) day following the Separation, but in no event later than March 15th of the calendar year immediately following the calendar year in which the date of the Separation occurs.
(b)    Continued Employee Benefits. If the Executive timely elects continued coverage under COBRA, the Company shall reimburse the full amount of the Executive’s COBRA premiums on behalf of Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the same period that the Executive is entitled to severance benefits pursuant to Section 3(a)(i) following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided that if the Company determines that it cannot provide reimbursement of COBRA coverage on behalf of the Executive without violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide to the Executive in lieu thereof a taxable lump sum payment for the balance of the COBRA period.
(c)    Equity Vesting Acceleration. Each of the Executive’s then outstanding unvested Time-Based Awards shall accelerate and become vested and, if applicable, exercisable with respect to 100% of the then-unvested shares subject to such Time-Based Awards. Any Performance Awards will be subject to the treatment(s) on a Change in Control and/or a CIC Qualifying Termination set forth in the applicable grant agreement for such Performance Awards (if any). Subject to Section 4, the accelerated vesting described above shall be effective as of the date of Separation. Notwithstanding anything herein to the contrary, upon a Change in Control in which the successor or acquiring corporation (if any) does not assume, convert, continue, replace or substitute any unvested Equity Awards that are outstanding immediately prior to the Change in Control (including replacing such Equity Awards with substantially comparable cash awards) then, notwithstanding any other provision in the applicable equity incentive plan to the contrary, such Time-Based Awards shall accelerate vesting as to all shares subject to such Time-Based Awards immediately prior to such Change in Control, with any Performance Awards to be subject to the treatment set forth in the grant agreement.
(d)    No Duplication. Payments and benefits under Section 2 or Section 3 are not intended, and will not be provided, in duplicate.
4.     General Release. Any other provision of this Agreement notwithstanding, the Executive is only eligible for the benefits under Section 2 and Section 3 if the Executive (i) has executed a general release of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute, or cause or knowingly permit the prosecution of, any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”). The Company will deliver the form of Release to the Executive within ten (10) days after the Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form and in all events within sixty (60) days following the termination event described in Section 2 or Section 3, as applicable.
5.    Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 2 and Section 3 above, in connection with any termination of employment (whether or not a Qualifying Termination or CIC Qualifying Termination), the Company shall pay the Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay, if applicable, and unreimbursed documented business expenses incurred by the Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, the Executive shall be entitled to any other vested benefits earned by the Executive for the period through and including the termination date of the Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination and, in any event, no later than two and one-half (2 ½) months after the end of the taxable year of the Executive in which the termination occurs or at such earlier time as may be required by Section 10 below or to such lesser extent as may be mandated by Section 9 below. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.
6.    Covenants. The Executive agrees and acknowledges that the Executive is bound by the Employee Invention Assignment and Confidentiality Agreement entered into by and between the Executive and the Company (the “Confidentiality Agreement”), including but not limited to the Executive’s confidentiality, non-solicitation and other obligations thereunder.

7.    Definitions.
(a)    “Board” means the Company’s board of directors.
(b)    “Cause” means (i) the Executive’s unauthorized misuse of the Company’s trade secrets or proprietary information, (ii) the Executive’s conviction of or plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, (iii) the Executive’s committing an act of fraud against the Company, (iv) the Executive’s gross negligence or willful misconduct in the performance of his or her duties, (v) the Executive’s act of material dishonesty, theft, embezzlement, or misappropriation of assets or property of the Company, (vi) any material breach by the Executive of any provision of any Company policy or any agreement between the Company and the Executive, or (vii) the Executive’s failure to cooperate with the Company in any internal or external investigation or formal proceeding if the Company has requested Executive’s reasonable cooperation. The determination as to whether Cause for the Executive’s termination exists will be made by the Company and will be final and binding on the Executive.
(c)    “Code” means the Internal Revenue Code of 1986, as amended.
(d)    “Change in Control” means a Corporate Transaction, as defined in the Company’s 2025 Equity Incentive Plan.
(e)    “CIC Qualifying Termination” means a Separation within twelve (12) months following a Change in Control resulting from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive’s resignation of employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a CIC Qualifying Termination.
(f)    “Equity Awards” means any and all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive under an equity incentive plan adopted by the Company, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights. Following a Change in Control, “Equity Awards” shall also include any substantially comparable cash-based awards that are substituted for Equity Awards that were unvested and outstanding as of immediately prior to such Change in Control.
(g)    “Good Reason” means, without the Executive’s consent, (i) a material reduction in Executive’s annual base salary, except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company, (ii) a material reduction in duties, responsibilities or authority, provided, however, that a change in title or reporting lines, or Executive becoming part of a larger organization following a Change in Control, will not, by itself, be sufficient to constitute a material diminution in Executive’s duties, responsibilities or authority, (iii) a requirement that Executive relocate Executive’s principal place of work to a location that increases Executive’s one-way commute by more than fifty (50) miles relative to the one-way commute from Executive’s then-current work location; provided that the termination or restriction of a remote or partially remote working arrangement will not, by itself, constitute Good Reason; or (iv) the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of this Agreement. For the Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (g), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of Executive’s intent to assert Good Reason within sixty (60) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv); (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, the Executive may withdraw Executive’s resignation or may resign with no benefits under this Agreement; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) through (iv). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again, the Executive may assert Good Reason again subject to all of the conditions set forth herein.
(i)    “Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive’s resignation of employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.
(j)    “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
8.    Successors.
(a)    Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.
(b)    Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.    Golden Parachute Taxes.
(a)    Best After-Tax Result. In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 10, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to the Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that the Executive pays all taxes at the highest marginal rate. The Company and the Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 9(a)(ii)(B) above applies, then based on the information provided to the Executive and the Company by Independent Tax Counsel, the Executive may, in the Executive’s sole discretion and within thirty (30) days of the date on which the Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to the Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 9(b) hereof shall apply, and the enforcement of Section 9(b) shall be the exclusive remedy to the Company.
(b)    Adjustments. If, notwithstanding any reduction described in Section 9(a) hereof (or in the absence of any such reduction), the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then the Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that the Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by the Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 9(b), the Executive shall pay the Excise Tax.
10.    Miscellaneous Provisions.
(a)    Section 409A. To the extent (i) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) the Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of the Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional twenty percent (20%) tax for which the Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or the Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.
(b)    Other Arrangements. This Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements under any offer letter or employment agreement, agreement governing Equity Awards, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including change in control severance arrangements and vesting acceleration arrangements pursuant to an agreement governing Equity Awards, employment agreement or offer letter, and the Executive hereby waives the Executive’s rights to such other benefits; provided that, for clarity, this Agreement shall not supersede, and the Executive does not hereby waive Executive’s rights to, the acceleration of vesting arrangements that may be applicable to any Performance Awards. Notwithstanding the foregoing, as to any Equity Awards granted following the date of this Agreement, the award agreements for such Equity Awards may expressly provide for different vesting acceleration provisions than those set forth in this Agreement only by explicitly referencing and superseding this Section 10(b). In no event shall the Executive receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company or its subsidiaries.
(c)    Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, the Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator in San Francisco, California and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Notwithstanding the foregoing agreement to resolve disputes in arbitration, either party may obtain injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party shall be responsible for the payment of its own attorneys’ fees.
(d)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Legal Officer .

(e)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by the [For the non-CEO Executives: Chief Executive Officer of the Company, the Compensation Committee of the Board, or another executive officer expressly authorized by the Board] [For the CEO: the Compensation Committee of the Board]. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)    Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(g)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(h)    No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary or parent of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his service at any time and for any reason, with or without Cause.
(i)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware (other than its choice-of-law provisions).
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	WEALTHFRONT CORPORATION

Print Name:	By:
Title:

EXHIBIT B